UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2011

PRESSTEK, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-17541	02-0415170

(Commission File Number)	(IRS Employer Identification No.)

10 Glenville Street
Greenwich, Connecticut	06831

(Address of Principal Executive Offices)	(Zip Code)

(203) 769-8056
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 24, 2011, Presstek Inc. (the “Company”) entered into a Second Amendment (the “Amendment”) dated as of August 24, 2011 to its existing Revolving Credit and Security Agreement dated as of March 5, 2010 among the Company, PNC Bank, National Association (“PNC”), as lender, as administrative agent and collateral agent, and the other lenders named therein (as amended, the “Credit Agreement” or “Revolver”).

Set forth below is a brief description of the terms and conditions of the Amendment:

1.           The “Availability Block” of $2,000,000 applicable prior to effectiveness of the Amendment was eliminated until January 31, 2012 or in the event of an earlier sale-leaseback transaction for the Company’s real property located in Hudson, New Hampshire (the “Sale-Leaseback Transaction”), the date of the completion of such transaction.

2.           The definition of “EBITDA” in the Credit Agreement was amended to provide for add-backs in respect of (i) restructuring charges for the fiscal year ending December 31, 2011 of up to $1,400,000 and (ii) marketing expenses for the Company’s 75DI printing press of up to $1,500,000 incurred through the fiscal quarter ending on or about June 30, 2012.

3.           The early termination fee due in the event obligations are prepaid in full prior to the end of the Term (March 5, 2013) was increased from (x) $500,000 if prepaid prior to March 5, 2012 and $125,000 if prepaid prior to the date that was 30 days prior to the last day of the Term to (y) $750,000 at all times prior to the last day of the Term.

4.           The Amendment provides that an additional fee will be due to the lenders in the event that a Sale-Leaseback Transaction is not completed by November 30, 2011.

5.           The Company has paid a $25,000 amendment fee.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 2 to Revolving Credit and Security Agreement dated August 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESSTEK, INC. (Registrant)
Date: September 1, 2011	/s/ James R. Van Horn
James R. Van Horn Vice President, General Counsel and Secretary